Exhibit 10.28

SIXTH AMENDMENT OF LEASE

THIS SIXTH AMENDMENT OF LEASE (“Sixth Amendment”) is made and entered into as of this 7th day of December 2004 (“Reference Date”), by and between the Wheatley Family Limited Partnership, a California Limited Partnership dba Matadero Creek, successor in interest to Jack R. Wheatley dba Matadero Creek, a sole proprietorship, (“Landlord”), and CV Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated August 6th, 1993 (the “Original Lease”), for approximately 46,374 square feet of space in the building known as and located at 3172 Porter Drive, Palo Alto, County of Santa Clara, California;

WHEREAS, Landlord and Tenant entered into a Letter Agreement dated June 30,1994 (“Amendment No. 1”);

WHEREAS, Landlord and Tenant entered into a Second Amendment of Lease dated June 30, 1994 (“Second Amendment”), whereby Tenant leased the remaining 14,707 square feet of space in the Building, such that the premises now leased by Tenant consists of approximately 61,081 square feet (the “Premises”);

WHEREAS, Landlord and Tenant entered into a Third Amendment of Lease dated February 16, 2001 (“Third Amendment”), whereby Tenant extended the term of the Lease to April 30, 2012 upon such terms and conditions as contained therein;

WHEREAS, Landlord and Tenant entered into a Fourth Amendment of Lease dated April 1,2003 (“Fourth Amendment”), whereby Tenant extended the term of the lease to April 30, 2014 and issued 200,000 warrants for shares of common stock upon such terms and conditions as contained therein;

WHEREAS, Landlord and Tenant entered into a Fifth Amendment of Lease dated April 1,2003 (“Fifth Amendment”), whereby Tenant and Landlord corrected an error in the Fourth Amendment to accurately reflect the mutual business agreement of the parties with respect to the term of the warrants issued;

WHEREAS, upon execution hereof by both Parties, the agreement between Landlord and Tenant consists of the Original Lease, Amendment No. 1, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and this Sixth Amendment of Lease (collectively, the “Lease”);

AND WHEREAS, the parties hereto desire to amend the Lease to add additional space to the Premises, to adjust the schedule of rental payments due, and to make changes to such other terms as are detailed below;

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. ADDITIONAL PREMISES: Tenant hereby agrees to lease and hire from Landlord and Landlord agrees to lease to Tenant approximately 48,384 additional gross square feet of space which is the entire building known as 3174 Porter Drive, Palo Alto, Santa Clara County, California within the Complex as outlined in red on Exhibit “A” to this Sixth Amendment of Lease (“3174 Space”). By the addition to the Premises of the 3174 Space it is recognized herein that from and after the 3174 Effective Date (as defined in Section 2 below), references in the Lease to “Premises” shall mean both the 3172 Porter Drive space comprising the entire Premises prior to the Sixth Amendment of Lease (the “3172 Space”) and the 3174 Space containing together approximately 109,465 gross square feet and together comprising all of the building square footage in the Complex.

2. EFFECTIVE DATE AND TERM: Landlord shall deliver possession of the 3174 Space to Tenant in the condition required by Section 5.B below on December 22, 2004 which date shall also be the effective date of this Sixth Amendment of Lease (the “3174 Effective Date”) and the term for the 3174 Space shall run with and be coterminous with Tenant’s existing Premises, the 3172 Space, which term shall expire on April 30, 2014.

3. BASIC RENT: All schedules showing dollar amounts of Basic Rent due or to be abated under the Lease as amended are superceded by the following Basic Rent schedule (time for payment, penalties for late payment, and all payment terms other than dollar amounts of Basic Rent due or abated shall remain unchanged in the Lease as amended):

(A)	Schedule of Basic Rent for that portion only of the Premises known as 3172 Porter Drive and constituting approximately 61,081 rentable square feet:

$335,945.50 shall be due and payable on or before the first day of December 2004 and on or before the first day of each succeeding month through February 2006.

$420,149.43 shall be due and payable on or before the first day of March 2006 and on or before the first day of each succeeding month through February 2007.

No Basic Rent shall be due for the month of March 2007.

$217,293.17 shall be due and payable on or before the first day of April 2007.

$434,586.34 shall be due and payable on or before the first day of May 2007 and on or before the first day of each succeeding month through February 2008.

$449,456.36 shall be due and payable on or before the first day of March 2008 and on or before the first day of each succeeding month through February 2009.

No Basic Rent shall be due for the month of March 2009.

$232,386.24 shall be due and payable on or before the first day of April 2009.

$464,772.48 shall be due and payable on or before the first day of May 2009 and on or before the first day of each succeeding month through February 2010.

$480,548.08 shall be due and payable on or before the first day of March 2010 and on or before the first day of each succeeding month through February 2011.

No Basic Rent shall be due for the month of March 2011.

$248,398.48 shall be due and payable on or before the first day of April 2011.

$496,796.96 shall be due and payable on or before the first day of May 2011 and on or before the first day of each succeeding month through February 2012.

$513,533.29 shall be due and payable on or before the first day of March 2012 and on or before the first day of each succeeding month through April 2012.

(B)	Schedule of Basic Rent for that portion only of the Premises known as 3174 Porter Drive and constituting approximately 48,384 rentable square feet:

$48,384.00 shall be due and payable as of January 1, 2005 and on or before the first day of each of the succeeding month through December 2005.

$87,091.20 shall be due and payable on or before the first day of the January 1, 2006 and on or before the first day of each succeeding month through December 2006.

$96,768.00 shall be due and payable on or before the first day of January 2007 and on or before the first day of each succeeding month through December 2007.

$99,671.04 shall be due and payable on or before the first day of January 2008 and on or before the first day of each succeeding month through December 2008.

$102,661.17 shall be due and payable on or before the first day of January 2009 and on or before the first day of each succeeding month through December 2009.

$105,741.01 shall be due and payable on or before the first day of January 2010 and on or before the first day of each succeeding month through December 2010.

$108,913.24 shall be due and payable on or before the first day of January 2011 and on or before the first day of each succeeding month through December 2011.

$112,180.63 shall be due and payable on or before the first day of January 2012 and on or before the first day of each succeeding month through April 2012.

Total Basic Rent due for any given month shall be the sum of Basic Rent due under Paragraph 3.(A) and Paragraph 3.(B) above for the corresponding months as detailed in those paragraphs.

Tenant’s Basic Rent due for the entire Premises for the period between May 1,2012 and April 30,2014 shall be the Fair Market Basic Rent as determined in Paragraph 2.C. of the Fourth Amendment of Lease. Notwithstanding this Paragraph 3, the Basic Rent range of no less than $4.00 per square foot per month and no more than $7.00 per square foot per month applicable to the Additional Extended Term found in Paragraph 2.C. of the Fourth Amendment of Lease shall apply as to the 61,081 square feet occupied by CVT at 3172 Porter Drive only; as to the Basic Rent for the 3174 Space only, Basic Rent shall be the Fair Market Basic Rent but in no event shall the Basic Rent for the 3174 Space during the Additional Extended Term be less than the Basic Rent payable by Tenant for April 2012.

4. ADDITIONAL RENT: Tenant’s obligation for payment of Additional Rent as detailed in Paragraph 4.D. of the original Lease shall continue without any abatement with respect to the leased Premises prior to this Sixth Amendment of Lease. Tenant’s obligation for payment of Additional Rent with respect to the 3174 Space shall begin as of the 3174 Effective Date (except that Tenant shall, immediately upon notification by Landlord to Tenant any time between the Reference Date and the 3174 Effective Date, assume full responsibility with the City of Palo Alto for all utility accounts and utility costs associated with the 3174 Space) and continue throughout the term of the Lease as amended.

5. LANDLORD’S WORK; CLOSURE REQUIREMENTS; PREMISES CONDITION; TENANT’S WORK:

A.	Landlord’s Work. Landlord at its sole cost and expense has already updated the 3174 Space building exterior with repair as necessary and new paint. During the Term and at a time mutually agreeable to Landlord and Tenant, Landlord at its sole cost and expense shall update the exterior entrance and walkway approach thereto, making repairs as needed and update the 3174 Space lobby (collectively, the “Landlord’s 3174 Work”). Tenant shall have the right to review and approve or disapprove in advance the design, plans and construction schedule for the Landlord’s 3174 Work, which approval shall not be unreasonably withheld or delayed. Landlord’s 3174 Work shall be constructed by Landlord substantially in accordance with the design, plans and construction schedule approved in advance by Tenant, in compliance with all applicable law, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Landlord shall use good faith reasonable efforts to minimize interference with Tenant’s operations in the 3174 Space while Landlord is performing the Landlord’s 3174 Work. Within thirty (30) days after Landlord’s completion of any portion of the Landlord’s 3174 Work, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any defective item of construction, and Landlord promptly shall cause such reasonable items to be corrected. Notwithstanding anything to the contrary contained herein or in the Original Lease, as amended, Tenant’s acceptance of the Landlord’s 3174 Work or the submission of a “punch list” with respect to the Landlord’s 3174 Work shall not be deemed a waiver of Tenant’s right to have defects in the Landlord’s 3174 Work repaired at no cost to Tenant, normal wear and tear excepted.

B.	Closure Requirements. Prior to delivering the 3174 Space to Tenant, Landlord, at no cost to Tenant, shall ensure that Incyte Pharmaceuticals, Inc. (“Incyte”), the current tenant at the 3174 Space, has met all of its surrender requirements pursuant to its lease, and has closed out its occupancy of the 3174 Space in compliance with all applicable law, including, without limitation, all laws relating to Hazardous Materials, and pursuant to all requirements imposed by all appropriate government agencies with jurisdiction over the 3174 Space. In particular, Landlord shall ensure that Incyte has obtained all closure permits required by all governmental agencies with jurisdiction over the 3174 Space in connection with its use of Hazard Materials in the 3174 Space. Without releasing Tenant from any of its obligations in the Lease, Tenant shall not be responsible for and Landlord shall indemnify, protect, defend and hold harmless Tenant with respect to, any and all losses, costs (including reasonable attorneys’, experts’ and consultants’ fees), remediation obligations, investigation obligations, removal obligations, liabilities, expenses, damages, claims, suits, actions and causes of action with respect to any Hazardous Material present on or about the 3174 Space or originating from the 3174 Space to the surrounding property, or the soil, groundwater or surface water thereof, prior to the 3174 Effective Date, without regard to whether the presence of the Hazardous Material was caused by Landlord, Incyte or any person other than Tenant or Tenant’s employees, invitees, contractors, vendors, or guests.

Notwithstanding anything to the contrary in this Sixth Amendment of Lease, Landlord is waiting for delivery of the final Hazardous Materials closure letter (“Closure Letter”) from the City of Palo Alto Fire Department necessary to certify completion by Incyte of the 3174 Space’s closure plan for the 3174 Space; attached as Exhibit “B” and made a part hereof is a letter from Landlord’s environmental consultant, Protech Consulting & Engineering, accepting Incyte’s closure process of the 3174 Space pending receipt or the final closure letter from the City of Palo Alto. Having spoken directly with the City of Palo Alto Fire Department, Landlord expects to have the closure letter on or before December 31, 2005. If Landlord has not received the Closure Letter by December 31, 2005, Landlord shall continue to use its best efforts to obtain the Closure Letter and Tenant’s Basic Rent shall be abated until such time as the Closure Letter acceptable to Landlord and reasonably acceptable to Tenant is received by Tenant.

C.	Condition of Premises. Landlord represents that, to the best of Landlord’s knowledge, as of the 3174 Effective Date, the roof, roof membrane, heating, ventilating and air conditioning (“HVAC”) system, and the electrical, plumbing, sewer, and life safety systems in there current configuration (collectively, “Building Systems”) serving the Premises are in good working order and repair, normal wear and tear accepted. If, during the first thirty (30) days of the Term, any Building System reasonably required by Tenant for it’s intended use is not in the condition required by the foregoing sentence, Tenant shall notify Landlord of the need for repair, and the repair shall be completed at no cost to Tenant. Tenant acknowledges that, to the extent such obligations are the obligation of Tenant under the Lease, Tenant will be responsible for all costs of renovation, repair, and maintenance associated with the 3174 Space which are not specifically included in Landlord’s 3174 Work.

D.	Tenant’s Work. Tenant shall be responsible for all tenant improvement work in the 3174 Space except for (i) Landlord’s 3174 Work, and (ii) and any work required pursuant to Section 5.C. above.

6. SECURITY DEPOSIT: Subparagraph (a) to Paragraph 5 of the Third Amendment of Lease is hereby deleted and replace in its entirety by the following:

(a) The Letter of Credit shall be in the amount of $3,000,000.00.

7. GROUND LESSOR CONSENT. Landlord shall obtain the written consent of Landlord’s ground lessor, the Leland Stanford Junior University (“Stanford”) to this Sixth Amendment within sixty (60) days after the Reference Date.

8. OPTION TO RENEW. With respect to the Extension Option set forth in Paragraph 3 of the Fourth Amendment, Tenant shall have the right to exercise the Extension Option set forth therein for either the entire 3172 Porter Drive space, or the entire 3174 Space, or for both 3172 Porter Drive and the 3174 Space comprising the entire Complex. Tenant’s Option Notice shall indicate whether it is exercising the Extension Option for 3172 Porter Drive, the 3174 Space, or for both 3172 and the 3174 Space.

9. PARKING Tenant shall be entitled to use one hundred percent (100%) of the parking spaces within the common parking areas of the Complex. In addition, except as to designation or relocation of parking spaces for reasons of compliance with Ground Lessor or governmental requirements or reasonable safety concerns, Landlord shall not be entitled to designate the location of Tenant’s parking spaces within the common parking areas, and shall not relocate such parking spaces within or outside of the parking spaces within the common parking areas of the Complex.

10. RELOCATION. As of the Reference Date, Paragraph 10 of the Original Lease, “Building Planning”, shall be deleted from the Lease and of no further force or effect.

11. ASSIGNMENT AND SUBLETTING: For purposes of Paragraph 19 of the Original Lease, in calculating “50% of all rents or additional consideration received by Tenant from its assignees, transferees or subtenants in excess of the rent payable by Tenant to Landlord”, the additional consideration payable by Tenant pursuant to Paragraph 19 shall be determined based on the average of the Basic Rent per square foot then payable by Tenant for the entire Premises, regardless of the location of the space assigned or sublet, and without regard to any rent abatement pursuant to Paragraph 3 of the Third Amendment.

12. ENTIRE AGREEMENT: Except as modified by this Sixth Amendment, the Lease as previously amended shall remain in full force and effect. In the event of a conflict between the terms of this Sixth Amendment and the Original Lease or any previously executed amendments as noted above, the provisions of this Sixth Amendment of Lease shall control. Capitalized terms not defined herein shall have the meanings set forth in the Original Lease, as amended.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment of Lease.

Landlord:		Tenant:

MATADERO CREEK, a sole proprietorship		CV THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ J.Robert Wheatley	By:	/s/ Daniel K.Spiegelman
J.Robert Wheatley		Name:	Daniel K.Spiegelman
Manager		Title:	SVP & CFO

EXHIBIT “A”

Layout and Lighting Plan

MATADERO CREEK
WHEATLEY JACOBSEN, INC.

ANTHONY M. GUZZARDO AND ASSOCIATES INC. LANDSCAPE ARCHITECTS

EHRLICH, HEFT & ROMINGER ARCHITECTS

EXHIBIT “B”

ProTech Consulting & Engineering
1755 East Bayshore Drive, #14B, Redwood City, CA 94063
Tele: 650.569.4020 / Fax: 650.569.4023

16 December 2004

Mr. Robert Wheatley

Robert Wheatley Properties

3225 Ash Street

Palo Alto, CA 94306

Email: robert@rwprop.com

Re:	Review of Incyte Closure Documents
3174 Porter Drive, Palo Alto, CA
ProTech Project #1124-OH04

Dear Mr. Wheatley:

This letter is to document our review of the Closure Report at the above-referenced site. Glen Koutz –overall review, Sherwood Lovejoy, Jr. – overall review and HazMat and Per A. Schenck – medical waste and biohazards, reviewed the closure report.

From review of the closure report, it appears that they:

•	Cleaned the areas with the right cleaning solvents and solutions,

•	Decommissioned the appropriate equipment for disposal,

•	biological wastes were handled properly,

•	hazardous materials were handled properly,

•	hazardous wastes were handled properly, and

•	Submitted the closure report to the appropriate agency.

It is our understanding that during the final inspection prior to final closure that the Palo Alto Fire Department (PAFD) found a few drains that they wanted sampled for characterization. Further, it is our understanding that the results are due shortly1.

Until the results are received and the PAFD agrees with them a Closure Letter from the PAFD will not be forthcoming. Without this letter the site is not officially closed in the eyes of the regulatory community. Also, without this letter, Incyte cannot be removed as the responsible party (RP) by the owner/operator of the facility.

[1]	Personal communication with Robert Wheatley, 16 December 2004.

There is nothing that ProTech or you can do at this point. It appears that all tasks completed to date have been done properly. More work has been done recently at the request of the PAFD. This work is not complete until they say it is and they will not issue the Closure Letter until they are satisfied with all tasks. Robert Wheatley Properties cannot release Incyte until they have a copy of this Closure Letter indicating that the PAFD is satisfied.

Please review this information and let us know if you have any questions.

Sincerely,
ProTech Consulting & Engineering

/s/ Glen A. Koutz
Glen A. Koutz
President

Sherwood Lovejoy, Jr.

Principal